Exhibit 19.1

ACRES COMMERCIAL REALTY CORP.

Fifth Amended and Restated Statement of Policy Regarding Securities Trades by Personnel of ACRES Commercial Realty Corp.

ACRES Commercial Realty Corp. (“ACR”), like many companies, has decided to adopt a policy dealing with purchases and sales of our securities by our employees, officers and directors. Our employees shall refer to our employees, if any, and the employees of our external manager and its affiliates who provide services to ACR. The purchase or sale of securities while aware of material nonpublic information or the disclosure of material nonpublic information to others who then trade in ACR securities is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the SEC and the U.S. Attorneys and are punished severely. In the course of developing this policy, we have concluded that the key to preventing inadvertent violations of the securities laws is to educate all employees, officers and directors about the insider trading laws and to establish procedures (“pre-clearance procedures”) for reviewing all proposed purchases, sales or other transactions in our securities by all of our employees, officers and directors. We have also decided that we should establish formal policies regarding when our employees, officers and directors may not engage in market transactions in our commons shares – so called “blackout periods.” This memorandum takes into account Regulation FD (which deals with the timing and content of public disclosures concerning our business) and Rule 10b5-1 (which deals with pre-approved trading plans), but also reflects our own examination of our procedures.

Please note that:

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Our insider trading policy and pre-clearance procedures apply to all employees, officers and directors, from top to bottom.
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Quarterly blackout periods will apply to all employees, officers and directors. The blackout periods will serve as general guidelines for planning and clearing transactions. There may be instances where a transaction during a quarterly blackout period will be pre-cleared (e.g., where there has been a recent Regulation FD announcement and there is no undisclosed material information). By the same token, there may be instances where a proposed transaction will not be permitted even outside a quarterly blackout period, because of undisclosed material information.

We hope that our insider trading policy and these procedures will help protect all of our employees, officers and directors as well as ACR from inadvertent violations of laws regulating securities trades by insiders. If you have any questions about the insider trading policy or these procedures, please call our counsel, Jaclyn Jesberger, Esquire at (516) 882-1662.

Statement of Policy

It is the policy of ACR that no employee, officer or director who is aware of material nonpublic information relating to ACR may, directly or through family members or other persons or entities:

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buy or sell ACR securities (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information; or
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pass that information on to others outside ACR, including family and friends.

In addition, it is the policy of ACR that no employee, officer or director who, in the course of working for ACR, learns of material nonpublic information about a company with which ACR does business, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve ACR’s reputation for adhering to the highest standards of conduct.

Disclosure Of Information To Others. ACR is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. ACR has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside ACR, including family members and friends, other than in accordance with those procedures. You also may not discuss ACR or its business in an internet “chat room” or similar internet-based forum.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect ACR’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

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projections of future earnings or losses, or other earnings guidance;
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earnings or dividends that are inconsistent with the consensus expectations of the investment community;
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a pending or proposed merger, acquisition or tender offer;
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a pending or proposed acquisition or disposition of a significant asset;
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a change in dividend policy, the declaration of a stock split, or an offering of additional securities;
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a change in management; or
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impending bankruptcy or the existence of severe liquidity problems.

Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information Is "Public". If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day following release of the information. If, for example, ACR were to make an announcement on a Monday, you should not trade in ACR’s securities until Thursday. If an announcement were made on a Friday, Wednesday generally would be the first eligible trading day.

Transactions by Family Members. The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in ACR securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in ACR securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in ACR’s securities.

Stock Option Plan Exercises. ACR’s insider trading policy does not apply to the exercise of a stock option. The policy does apply, however, to any sale of our securities as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Prohibited Transactions. ACR considers it improper and inappropriate for any employee, officer or director of ACR to engage in speculative transactions in ACR securities. It therefore is ACR’s policy that employees, officers and directors of ACR may not engage in any of the following transactions:

Short Sales. Short sales of ACR’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in ACR or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve ACR’s performance. For these reasons, short sales of ACR’s securities are prohibited by this Policy Statement. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of ACR’s securities and therefore creates the appearance that the employee, officer or director is trading based on inside information. Transactions in options also may focus the employee’s, officer’s or director's attention on short-term performance at the expense of ACR’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy Statement. (Option positions arising from certain types of hedging transactions are governed by the section below captioned "Hedging Transactions.")

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee, officer or director to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the employee, officer or director to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee, officer or director may no longer have the same objectives as ACR’s other shareholders. Therefore, employees, officers and directors are prohibited from engaging in any such transactions.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in ACR securities, employees, officers and directors are prohibited from holding ACR securities in a margin account or pledging ACR securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge ACR securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. The audit committee of the board of directors may, in its discretion, determine to make such other exceptions as it deems suitable. Any person who wishes to pledge ACR securities as collateral for a loan must submit a request for approval to ACR’s counsel, Jaclyn Jesberger, Esquire, or in her absence, such person designated by ACR’s President, at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Post-Termination Transactions. The Policy Statement continues to apply to your transactions in ACR securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in ACR securities until that information has become public or is no longer material.

Pre-clearance Procedures

To help prevent inadvertent violations of the federal securities laws, to avoid even the appearance of trading on inside information and to permit ACR to assist with any filings that may be necessary, employees, officers and directors of ACR (together with their family members who reside with them, anyone else who lives in their household, and any family members who do not live in their household but whose transactions in ACR securities are directed by them or are subject to their influence or control) may not engage in any transaction in ACR securities (including a gift, contribution to a trust, or similar transfer) without first obtaining pre-clearance of the transaction from ACR’s counsel, Jaclyn Jesberger, Esquire at (516) 882-1662 or Julie Wilson at (215) 988-6792, or in their absence, such person designated by ACR’s President. A request for pre-clearance should be submitted at least three business days in advance of the proposed transaction. ACR’s counsel is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. ACR’s counsel will consult with the ACR’s CEO or the CEO’s designee regarding whether the CEO or such designee, as the case may be, is aware of the existence of any material nonpublic information concerning ACR or whether there is any other reason why the trade should not be permitted prior to approving any trade.

Any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with ACR’s counsel. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information. In addition, you may not enter into a trading plan during a blackout period, described in the next section of this memorandum. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

In addition, no pre-clearance is necessary with respect to exercises of ACR stock options to which ACR’s insider trading policy does not apply as described above.

Blackout Periods

Quarterly Blackout Periods. Projections of quarterly earnings developed by ACR may be considered material nonpublic information and ACR’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for ACR’s securities. ACR usually develops these projections in connection with the declaration of ACR’s quarterly dividend during the last month of a particular fiscal quarter. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of ACR’s projected or actual quarterly financial results generally will not be pre-cleared to trade in ACR’s securities during the period beginning on the 15th day of the last month prior to the end of ACR’s fiscal quarter and ending after the second full business day following ACR’s issuance of its quarterly earnings release for such quarter. All employees, officers and directors of ACR are subject to these quarterly blackout periods.

ACR may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while ACR is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Pension Fund Blackout Periods. To the extent required by Section 306 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), directors and executive officers will be prohibited from engaging in any transaction in ACR’s equity securities during any pension fund or retirement fund “blackout period” (as defined in the Sarbanes-Oxley Act) with respect to such equity security if such director or executive officer acquires the equity security in connection with his or her service or employment with ACR.

Event-specific Blackout Periods. From time to time, an event may occur that is material to ACR and is known by only a few directors or executives. So long as the event remains material and nonpublic, all employees, officers and directors of ACR may not trade in ACR’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in ACR’s securities during an event-specific blackout, ACR counsel will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of ACR’s counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Hardship Exceptions. A person who is subject to a quarterly blackout period and who has an unexpected and urgent need to sell ACR securities in order to generate cash may, in appropriate circumstances, be permitted to sell ACR securities even during the blackout period. Hardship exceptions may be granted only by ACR’s counsel with the approval of the audit committee of the board of directors and must be requested at least three business days in advance of the proposed trade. A hardship exception may be granted only if ACR’s counsel and the audit committee of the board of directors concludes that ACR’s earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

Post-Termination Transactions. If you are aware of material nonpublic information when you terminate service as a director, officer or other employee of ACR, you may not trade in ACR securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this memorandum will cease to apply to your transactions in ACR securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of service.

Assistance. Any person who has a question about this memorandum or its application to any proposed transaction may obtain additional guidance from ACR’s counsel, Jaclyn Jesberger, Esquire at (516) 882-1662.